Filed pursuant to Rule 433
Registration Statement No. 333-145848

AstraZeneca PLC
US$1,750,000,000 5.400% Notes due 2012
US$1,750,000,000 5.900% Notes due 2017
US$2,750,000,000 6.450% Notes due 2037
US$650,000,000 Floating Rate Notes due 2009

Final Term Sheets

US$1,750,000,000 5.400% Notes due 2012:
Issuer:	AstraZeneca PLC
Aggregate Principal Amount:	$1,750,000,000
Security Type:	Senior Notes
Maturity:	September 15, 2012
Coupon:	5.400%
Price to Public:	99.809 % of face amount
Yield to maturity:	5.444%
Spread to Benchmark Treasury:	1.30%
Benchmark Treasury:	4.125% due August 31, 2012
Benchmark Treasury Spot and Yield:	99.2925, 4.144%
Interest Payment Dates:	September 15 and March 15, commencing March 15, 2008
Redemption Provisions:
Optional Make-Whole Redemption:
At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.20%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:
In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

Change of Control Repurchase Event:
In the event of both a Change of Control and a Below Investment Grade Rating Event (each as defined in the Prospectus Supplement), the Company will offer to repurchase the 2012 Notes at a repurchase price equal to 101% of the principal amount plus accrued interest thereon to the date of repurchase.

Trade Date:	September 5, 2007
Settlement Date:	September 12, 2007 (T+5)
Denominations:	$1,000 x $1,000
CUSIP:	046353 AC2

ISIN:	US046353AC28
Expected Ratings:	S&P: AA- (stable outlook); Moody’s: A1 (stable outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc. Banc of America Securities LLC BNP Paribas Securities Corp. Greenwich Capital Markets, Inc.

US$1,750,000,000 5.900% Notes due 2017:
Issuer:	AstraZeneca PLC
Aggregate Principal Amount:	$1,750,000,000
Security Type:	Senior Notes
Maturity:	September 15, 2017
Coupon:	5.900%
Price to Public:	99.932% of face amount
Yield to maturity:	5.909%
Spread to Benchmark Treasury:	1.45%
Benchmark Treasury:	4.75% due August 15, 2017
Benchmark Treasury Spot and Yield:	102.10, 4.459%
Interest Payment Dates:	September 15 and March 15, commencing March 15, 2008
Redemption Provisions:
Optional Make-Whole Redemption:
At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.25%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:
In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

Change of Control Repurchase Event:
In the event of both a Change of Control and a Below Investment Grade Rating Event (each as defined in the Prospectus Supplement), the Company will offer to repurchase the 2017 Notes at a repurchase price equal to 101% of the principal amount plus accrued interest thereon to the date of repurchase.

Trade Date:	September 5, 2007
Settlement Date:	September 12, 2007 (T+5)
Denominations:	$1,000 x $1,000
CUSIP:	046353 AB4
ISIN:	US046353AB45
Expected Ratings:	S&P: AA- (stable outlook); Moody’s: A1 (stable outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc. Banc of America Securities LLC BNP Paribas Securities Corp. Greenwich Capital Markets, Inc.

US$2,750,000,000 6.450% Notes due 2037:
Issuer:	AstraZeneca PLC
Aggregate Principal Amount	$2,750,000,000
Security Type:	Senior Notes
Maturity:	September 15, 2037
Coupon:	6.450%
Price to Public:	99.578% of face amount
Yield to maturity:	6.482%
Spread to Benchmark Treasury:	1.70%
Benchmark Treasury:	4.75% due February 15, 2037
Benchmark Treasury Spot and Yield:	99.16, 4.782%
Interest Payment Dates:	September 15 and March 15, commencing March 15, 2008
Redemption Provisions:
Optional Make-Whole Redemption:
At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.30%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:
In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest therein to the redemption date.

Change of Control Repurchase Event:
In the event of a Change of Control and a Below Investment Grade Rating Event (each as defined in the Prospectus Supplement), the Company will offer to repurchase the 2037 Notes at a repurchase price equal to 101% of the principal amount plus accrued interest thereon to the date of repurchase.

Trade Date:	September 5, 2007
Settlement Date:	September 12, 2007 (T+5)
Denominations:	$1,000 x $1,000
CUSIP:	046353 AD0
ISIN:	US046353AD01
Expected Ratings:	S&P: AA- (stable outlook); Moody’s: A1 (stable outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc. Banc of America Securities LLC BNP Paribas Securities Corp. Greenwich Capital Markets, Inc.

US$650,000,000 Floating Rate Notes due 2009:
Issuer:	AstraZeneca PLC
Aggregate Principal Amount:	$650,000,000
Security Type:	Senior Notes
Maturity:	September 11, 2009
Interest Rate
The interest rate for the Floating Rate Notes for the first interest period will be LIBOR (as defined below) as determined on September 10, 2007 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period (as defined below) will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread.

Price to Public:	100% of face amount
Interest Payment Dates:	Interest on the Floating Rate Notes will be paid quarterly in arrears on March 11, June 11, September 11, and December 11 of each year, commencing December 11, 2007.
Spread:	30 basis points (0.30%)
Interest Reset Dates:	Interest on the Floating Rate Notes will have Interest Reset Dates of March 11, June 11, September 11, and December 11 of each year, commencing December 11, 2007.
Redemption Provisions:
Optional Make-Whole Redemption:	Subject to the Optional Tax Redemption described below, the Company may not redeem the Floating Rate Notes prior to maturity.
Optional Tax Redemption:
In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

Change of Control Repurchase Event:
In the event of both a Change of Control and a Below Investment Grade Rating Event (each as defined in the Prospectus Supplement), the Company will offer to repurchase the Floating Rate Notes at a repurchase price equal to 101% of the principal amount plus accrued interest thereon to the date of repurchase.

Trade Date:	September 5, 2007
Settlement Date:	September 12, 2007 (T+5)
Denominations:	$1,000 x $1,000
CUSIP:	046353 AE8
ISIN:	US046353AE83
Expected Ratings:	S&P: AA- (stable outlook); Moody’s: A1 (stable outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc. Banc of America Securities LLC BNP Paribas Securities Corp. Greenwich Capital Markets, Inc.

Descriptions of Provisions Applicable to Floating Rate Notes

Maturity. The entire principal amount of the Floating Rate Notes will mature and become due and payable, together with any accrued and unpaid interest, on September 11, 2009.

Interest Rate. The interest rate for the Floating Rate Notes for the first Floating Rate Interest Period (as defined below) will be LIBOR (as defined below) as determined on September 10, 2007 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread, in each case calculated on the basis of a 360-day year and the actual number of days elapsed. The Spread is 30 basis points.

Interest Payment Dates. Interest on the Floating Rate Notes will be paid quarterly in arrears on March 11, June 11, September 11, and December 11 of each year, commencing December 11, 2007 (each a “Floating Rate Interest Payment Date”). However, if a Floating Rate Interest Payment Date would fall on a day that is not a business day, the Floating Rate Interest Payment Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Floating Rate Interest Payment Date will be the immediately preceding business day. In each such case, except for the Floating Rate Interest Payment Date falling on the maturity date, the Floating Rate Interest Periods (as defined below) and the Interest Reset Dates will be adjusted accordingly to calculate the amount of interest payable on the notes.

Interest Reset Dates. The interest rate will be reset on March 11, June 11, September 11 and December 11 of each year, commencing December 11, 2007 (each, an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a business day, that Interest Reset Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding business day.

Interest Periods. The first interest period will be the period from and including the original issue date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

Interest Determination Date. The calculation agent in respect of the Floating Rate Notes will determine LIBOR (as defined below) for each Floating Rate Interest Period on the second London business day prior to the first day of such Floating Rate Interest Period (an “Interest Determination Date”). LIBOR for the first Floating Rate Interest Period will be determined on September 10, 2007.

LIBOR means, with respect to any Interest Determination Date, the offered rate for deposits of US dollars having a maturity of three months that appears on the Reuters Screen LIBOR01 display page, or any successor page, on Reuters or any successor service (or any such other service(s) as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for US dollar deposits) (the “Designated LIBOR Page”).

If no rate appears on the Designated LIBOR Page, LIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in US dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the calculation agent, after consultation with the Company, for a term of three months and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in US dollars in such market at such time (a “Representative Amount”). The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations. If fewer than two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such Interest Determination Date by three major banks in New York City, selected by the calculation agent, after consultation with the Company, for loans in US dollars to leading European banks, for a term of three months and in a Representative Amount; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such Interest Period.

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by law.

*****

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.